Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD, 72EE, 73, 74U and 74V correctly,the correct answers are as follows...

					A	B	C	Institutional

72. DD) Total income distributions
Mid Cap Growth Fund			n/a	n/a	n/a	n/a

72. EE) Total capital gains distributions
Mid Cap Growth Fund			n/a	n/a	n/a	n/a

73. A)  Total income distribution pershare
Mid Cap Growth Fund			n/a	n/a	n/a	n/a

73. B) Total capital gains distribution pershare
Mid Cap Growth Fund			n/a	n/a	n/a	n/a

74.U) Shares outstanding
Mid Cap Growth Fund			2,080	119	147	0

74. V) Net asset value pershare
Mid Cap Growth Fund			$36.72	$27.14	$31.32	$36.71